Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-236155 on Form S-8 of our report dated March 8, 2021 relating to the financial statements of Battalion Oil Corporation (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's reorganization under the bankruptcy code) in this Annual Report on Form 10-K of Battalion Oil Corporation for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 8, 2021